INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

AMENDED SCHEDULE A

FUND	FUND EFFECTIVE DATE

Schwab 1000 Index Fund	April 2, 1991

Schwab Short-Term Bond Market Fund	November 4, 1991

Schwab Total Bond Market Fund	March 1, 1993

Schwab California Tax-Free Bond Fund	March 1, 1993

Schwab Tax-Free Bond Fund	March 1, 1993

Schwab GNMA Fund	January 27, 2003

Schwab Treasury Inflation Protected Securities Index Fund	January 21, 2006

Schwab Global Real Estate Fund	February 28, 2007

Schwab Intermediate-Term Bond Fund	October 31, 2007

SCHWAB INVESTMENTS

By:	/s/ George Pereira
Name:	George Pereira
Title:	Chief Financial Officer

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:	/s/ Marie Chandoha
Name:	Marie Chandoha
Title:	President and Chief Executive Officer

Dated as of March 29, 2013

AMENDED SCHEDULE D

TO THE INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

BETWEEN SCHWAB INVESTMENTS AND

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

ADVISORY FEE SCHEDULE

The fees listed below are for services provided under this Agreement and are to be accrued daily and paid monthly in arrears:

FUND

Schwab 1000 Index Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million; 0.22% of such assets over $500 million not in excess of $5 billion; 0.20% such daily net assets over $5 billion not in excess of $10 billion; and 0.18% of such assets over $10 billion.

Schwab Short-Term Bond Market Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million and 0.22% of such assets over $500 million.

Schwab Total Bond Market Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million and 0.22% of such assets over $500 million.

Schwab California Tax-Free Bond Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million and 0.22% of such assets over $500 million.

Schwab Tax-Free Bond Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million and 0.22% of such assets over $500 million.

Schwab GNMA Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million and 0.22% of such net assets over $500 million.

Schwab Treasury Inflation Protected Securities Index Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million and 0.22% of such net assets over $500 million.

Schwab Global Real Estate Fund

The annual fee, payable monthly, is 0.77% of the Fund’s average daily net assets.

Schwab Intermediate-Term Bond Fund

The annual fee, payable monthly, is 0.30% of the Fund’s average daily net assets not in excess of $500 million and 0.22% of such net assets over $500 million.

SCHWAB INVESTMENTS

By:	/s/ George Pereira
Name:	George Pereira
Title:	Chief Financial Officer

CHARLES SCHWAB INVESTMENT
MANAGEMENT, INC.

By:	/s/ Marie Chandoha
Name:	Marie Chandoha
Title:	President and Chief Executive Officer

Dated as of March 29, 2013